Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOULEVARD ACQUISITION CORP.

Boulevard Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.                                      The present name of the Corporation is “Boulevard Acquisition Corp.”.  The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 24, 2013 and amended and restated by the amended and restated certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on February 12, 2014 (the “Amended Certificate”).

2.                                      This Second Amended and Restated Certificate of Incorporation (the “Second Amended Certificate”), which both restates and further amends the provisions of the Amended Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), at a special meeting duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by the DGCL and the Amended Certificate were voted in favor of the Second Amended Certificate.

3.                                      The text of the Amended Certificate is hereby restated and amended in its entirety to read as follows:

FIRST:  The name of the corporation is AgroFresh Solutions, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, in the City of Dover, County of Kent, State of Delaware, postal code 19901.  The name of the registered agent of the Corporation at that address is National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  A.  Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 501,000,000, divided into three classes consisting of (i) 400,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), (ii) 100,000,000 shares of Non-Voting Common Stock, par value $0.0001 per share (the “Non-Voting Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

B.                                    Preferred Stock.  The board of directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions thereof (the certificate of designations setting forth a copy of such resolution or resolutions filed pursuant to the applicable law of the State of Delaware is being hereinafter referred to as a “Preferred Stock Designation”), to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock and, with respect to each such series, to establish the number of shares constituting each such series, and to fix the designation, powers (including voting powers), preferences, and relative, participating, optional, special or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions, if any, of the shares of such series.  The designation, powers, preferences, and relative, participating, optional, special or other rights, if any, of the shares of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of the shares of each series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding.  Except as may otherwise be provided in this Second Amended Certificate (including any Preferred Stock Designation relating to any outstanding series of Preferred Stock), no holder of any outstanding series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

C.                                    Common Stock and Non-Voting Common Stock.

1.                                      Dividends.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders Common Stock and Non-Voting Common Stock shall be entitled to receive dividends, when, as and if declared by the Board; provided, however, that (a) no dividend shall be declared and paid or set apart for payment on the Common Stock unless there shall also be declared and paid or set apart for payment on the Non-Voting Common Stock, the same (ratable in proportion to the number of share(s) of Common Stock into which a share of Non-Voting Common Stock is then convertible) dividend, and (b) no dividend shall be declared and paid or set apart for payment on the Non-Voting Common Stock unless there shall also be declared and paid or set apart for payment on the Common Stock, the same (ratable in proportion to the number of share(s) of Common Stock into which a share of Non-Voting Common Stock is then convertible) dividend, except that, notwithstanding the foregoing:  (i) a dividend of shares of capital stock of the Corporation (other than of shares of any series of Preferred Stock) may be declared or paid or set apart for payment on the Common Stock only in shares of Common Stock; and (ii) a dividend of shares of capital stock of the Corporation (other than of shares of any series of Preferred Stock) may be declared or paid or set apart for payment on the Non-Voting Common Stock only in shares of Non-Voting Common Stock.  For purposes of this Section C.1, a dividend of shares of Common Stock shall be considered the same as a dividend of shares of Non-Voting Common Stock and a dividend of shares of Non-Voting Common Stock shall be considered the same as a dividend of shares of Common Stock.

2.                                      Liquidation.                              Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, each holder of Common Stock or Non-Voting Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in the proportion that (i) the number of shares of Common Stock held by such holder, plus the number of shares of Common Stock into which the shares of Non-Voting Common Stock held by such holder is then convertible, bears to (ii) aggregate amount of the number of shares of Common Stock outstanding, plus the number of shares of Common Stock into which the outstanding shares of Non-Voting Common Stock is then convertible.  A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease or exchange of all or substantially all of the property and assets of the Corporation (which shall not, in fact, result in the liquidation, dissolution or winding up of the Corporation and the distribution of the property and assets of the Corporation to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section C.2.

3.                                      Voting. Except as may otherwise be provided pursuant to this Second Amended Certificate (including any Preferred Stock Designation relating to any outstanding series of Preferred Stock) or by applicable law, (a) each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended Certificate (including any Preferred Stock Designation relating to any outstanding series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended Certificate (including any Preferred Stock Designation relating to any outstanding series of Preferred Stock) or the DGCL and (b) no holder of Non-Voting Common Stock, as such, shall be entitled to any voting powers in respect thereof.

4.                                      Automatic Conversion.

(a)                                 Conversion Event.  Each share of Non-Voting Common Stock shall automatically, and without any action on the part of the Corporation or the holder of such share, be converted into one (1) fully-paid and non-assessable share of Common Stock (the “Conversion Rate”) immediately upon the transfer, sale, assignment or conveyance of a share of Non-Voting Common Stock to a Person (as defined below) other than The Dow Chemical Company, a Delaware corporation (the “Holder”), or a Person over which the Holder has Control (as defined below), which such transfer, sale, assignment or conveyance is hereinafter referred to as a “Conversion Event”.   For purposes of this Section C.4(a):  (i) “Control” means (x) the possession, directly or indirectly, of the power to direct or cause the direction of a Person or the management or policies of a Person, whether through the ownership of voting securities, by agreement, arrangement or understanding or otherwise or (y) the ability to exercise, directly or indirectly, decisive influence over a Person or the management or policies of a Person; and (ii) “Person” means any corporation, partnership (whether general, limited, limited liability or other), company, limited liability company, trust, joint venture, association, unincorporated organization or other organization, whether or not a legal entity.

(b)                                 Mechanics for Surrender of Certificates (Conversion Event).  Upon the occurrence of a Conversion Event with respect to any share of Non-Voting Common

Stock, and before the holder of such share shall receive a certificate representing the share(s) of Common Stock into which such share of Non-Voting Common Stock was converted pursuant to Section C.4(a), such holder shall surrender the certificate representing the share of Non-Voting Common Stock converted pursuant to Section C.4(a), duly endorsed for transfer to the Corporation, at the office of the Corporation or of any transfer agent for the Non-Voting Common Stock.  The Corporation shall, as soon as reasonably practicable after such surrender, issue and deliver at such office to such holder (or the nominee(s) of such holder as provided in a writing given by such holder to the Corporation in connection with such surrender), a certificate representing the number of share(s) of Common Stock into which such holder’s share of Non-Voting Common Stock was converted pursuant to Section C.4(a), and the certificate previously representing the share of Non-Voting Common Stock converted pursuant to Section C.4(a) shall be cancelled.  Any conversion pursuant to Section C.4(a) shall be deemed to have been effected immediately upon the Conversion Event, notwithstanding that the certificate representing the share of Non-Voting Common Stock converted pursuant to Section C.4(a) has not yet been surrendered to the Corporation by the holder thereof in accordance with this Section C.4(b), and the person(s) entitled to receive the share(s) of Common Stock issuable upon the conversion of such share of Non-Voting Common Stock shall be treated for all purposes as the record holder of such share(s) of Common Stock immediately upon the Conversion Event.

(c)                                  Merger Event.  Each share of Non-Voting Common Stock shall automatically, and without any action on the part of the Corporation or the holder of such share, be converted into fully-paid and non-assessable share(s) of Common Stock at the Conversion Rate immediately prior to the effective time of any merger or consolidation of the Corporation with or into any other corporation or other entity pursuant to which the shares of Common Stock are converted into shares or other securities of the surviving or resulting corporation or other entity or cash, property, rights or securities of any other corporation or entity (the “Merger Event”).  Any conversion pursuant to this Section C.4(c) shall be deemed to have been effected immediately prior to the effective time of the Merger Event, notwithstanding that the certificate representing the share of Non-Voting Common Stock converted pursuant to this Section C.4(c) has not been surrendered to the Corporation by the holder thereof, and the person entitled to receive the share(s) of Common Stock issuable upon the conversion of such share of Non-Voting Common Stock shall be treated for all purposes as the record holder of such share(s) of Common Stock as of immediately prior to the effective time of the Merger Event.

(d)                                 Adjustment to Conversion Rate.     In the event that at any time or from time to time after the date upon which the shares of Non-Voting Common Stock are first issued to the Holder, the Corporation shall effect a subdivision (whether by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or a combination (whether by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser, as applicable, number of shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Non-Voting Common Stock, then, and in each such event, the Conversion Rate shall be proportionately increased or decreased, as applicable.  A merger or consolidation of the Corporation with or into any other corporation or other entity shall not be deemed to effect a subdivision, combination or similar reclassification or recapitalization within the meaning of this Section C.4(d).

(e)                                  Reservation of Shares of Common Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of a share of Non-Voting Common Stock pursuant to this Section C.4, such number of shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock.

(f)                                   Status of Converted Shares.  If any share of Non-Voting Common Stock is converted or is repurchased or otherwise acquired by the Corporation in any manner whatsoever, the share of Non-Voting Common Stock so converted shall, to the fullest extent permitted by law, be retired and cancelled upon such conversion or acquisition, and shall not be reissued as a share of Non-Voting Common Stock.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.                                    The business and affairs of the Corporation shall be managed by or under the direction of the Board.  In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended Certificate or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Second Amended Certificate.

B.                                    The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.

C.                                    Subject to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.                                    Subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board.  For purposes of this Second Amended Certificate, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SIXTH:  A.                                   Subject to the rights of the holders of any outstanding series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation, shall be fixed from time to time in the manner provided in the bylaws.

B.                                    The Board (other than those directors elected by the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of FOURTH, Section

B.) shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III.  The term of the initial Class I directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended Certificate; the term of the initial Class II directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended Certificate; and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended Certificate.  At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.  If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.  The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended Certificate (and therefore such classification) becomes effective in accordance with the DGCL.  Notwithstanding any other provision of this Section B., and except as otherwise required by law, whenever the holders of one or more outstanding series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended Certificate (including any Preferred Stock Designation relating to such series of Preferred Stock) and such directors shall not be included in any of the classes created pursuant to this Section B. unless expressly provided by such terms.

C.                                    A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Second Amended Certificate, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

D.                                    Subject to the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

E.                                     Subject to the rights of the holders of any outstanding series of Preferred Stock, any director, or the entire Board, may be removed from office at any time, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

SEVENTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly empowered to adopt, amend or repeal bylaws of the Corporation.  Any adoption, amendment or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board.  The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended Certificate (including any Preferred Stock Designation relating to any outstanding series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

EIGHTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH:  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Second Amended Certificate, and the other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended Certificate in its present form or as hereafter amended are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Second Amended Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Second Amended Certificate (including any Preferred Stock Designation relating to any outstanding series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal this Article NINTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

TENTH:  To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or stockholders, other than those directors or stockholders who are employees of the Corporation or any of its subsidiaries.  No amendment or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such director or stockholder becomes aware prior to such amendment or repeal.

ELEVENTH:  The Corporation expressly elects not to be governed by Section 203 of the DGCL.

TWELFTH:                               Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Second Amended Certificate (including any Preferred Stock Designation relating to any outstanding series of Preferred Stock) or the bylaws of the Corporation (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.  If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.  If any provision or provisions of this Article TWELFTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TWELFTH (including, without limitation, each portion of any sentence of this Article TWELFTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, Boulevard Acquisition Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of this 31 day of July, 2015.

BOULEVARD ACQUISITION CORP.

By:	/s/ Stephen S. Trevor
	Name:	Stephen S. Trevor
	Title:	President, Chief Executive Officer and Secretary